Exhibit 99.01

October 25, 2016

Letter to Shareholders: 2016 Interim Update

Dear Shareholder,

First, as always, I’d like to thank you for your continued interest in our clean technology company. For decades Tecogen has consistently been at the forefront of environmentally friendly innovation. Our expert team of research engineers is relentlessly focused on commercializing, refining, and supporting these pioneering concepts over the long haul, in continuous pursuit of our mission to provide clean and efficient solutions for our customers’ everyday problems. It is with the vision and ongoing support of our long term shareholders that Tecogen is able to succeed.

Given the progress we have made this year, we felt an interim update would be appropriate.

Emissions Control:
Since 2011 the R&D team has been increasingly focused on engine emissions and after treatment technologies that solve the problem of harmful pollutants from gas powered internal combustion engines. Nitrogen oxides (NOx), carbon monoxide (CO), and hydrocarbons (HCs) - so called ‘criteria pollutants’ - are toxic compounds that impact both air quality (by contributing to smog) and human health. Several years ago, with research funding from the California Clean Energy Commission, Sempra Utilities, and others, our team developed and eventually patented the catalyst-driven emissions treatment technology we now call Ultera®.

Through a proprietary process, Tecogen's Ultera ultra-low emissions technology greatly reduces criteria pollutants in engine exhaust. Emission measurements from Tecogen systems equipped with the emissions control technology conform to the current California Air Resource Board (CARB) 2007 standards for distributed power generation - the strictest emissions standards in the country - and measure at or below current fuel cell emissions (according to publicly available data). These emission results have been rigorously tested and verified by third-parties including by New Jersey's Department of Environmental Protection as part of a certification process that exempts qualifying distributed generation systems from obtaining site-specific air permits as well as by testing and verification company AVL at their California Technology Center.

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com

Exhibit 99.01

Since development, the Ultera technology has been successfully implemented across Tecogen’s entire product line as well as adapted as a retrofit-kit for equipment made by third-party manufacturers including Caterpillar, Generac, and others. When retrofitted to a stand-by generator, the resulting Ultera-treated emissions are clean enough to qualify the generator for non-emergency use, a valuable service allowing generator owners to expand their permitted use of expensive capital equipment.
Emissions performance of a Caterpillar engine retrofit with the Ultera emissions control system, the Ultera system does not interfere with the engine or engine performance.

Ultera was originally born out of regulatory necessity in response to new air quality standards introduced several years ago which impacted stationary engines in Southern California. However, this stationary engine application takes a narrow view of the technological potential. The true beauty of Ultera lies in its after treatment capability. Requiring no interference with the engine, our Ultera ultra-low emissions control system can be simply retrofit to an existing spark-ignited, rich-burn, internal combustion engine to deliver unparalleled near-zero emissions of criteria pollutants (NOx, CO, and HCs). This elegant solution to the problem of toxic emissions means engines can continue to operate optimally for their loads and fuel economy, without requiring expensive redesign or retooling that could compromise engine performance and add significant expense to meet emissions regulations.

Vehicle Opportunity:
Although our team was confident the Ultera technology could be applied to other engine categories and gaseous fuel types, for many applications - including vehicles - there was not a clear need for our solution in the mobile engine market until recently. That all changed last fall with revelations of widespread emissions cheating by the automotive manufacturers, most notably Volkswagen in their diesel products. In response to this scandal, European regulators are now implementing on-road, real-world driving tests for vehicle emissions compliance - the United States is considering similar testing standards.

Tecogen recognized the opportunity and has been moving rapidly to develop Ultera for gasoline vehicle use. On the advice of the Board of Directors’ Emissions Advisory Committee, formed in October 2015, the Company launched Ultra Emissions Technologies Ltd. (ULTRATEK) in December of that same year to pursue the vehicle initiative. Gasoline vehicles, while not implicated in the cheating scandal, have been included in the larger problem of being certified in tests that underrepresent their true on-road emissions levels. The ULTRATEK joint venture was initially funded with $3 million from a group of strategic investors with Tecogen licensing the rights to the Ultera technology for vehicles with joint interest in the technology. Since that time, with the assistance of Tecogen’s technical team, ULTRATEK has made tremendous progress.

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com

Exhibit 99.01

ULTRATEK selected AVL’s California Technology Center for testing of Ultera on a vehicle platform. The Center has extensive expertise in powertrain engineering and emissions testing, as well as prior familiarity with the Ultera technology. Phase 1 testing began in April 2016 on a light-duty vehicle. While the vehicle was compliant to its certification level, the Ultera process proved highly effective at further reducing pollutants from the vehicle’s gasoline fueled engine. As is illustrated in the graphs below, on a standard US06 drive cycle, Ultera delivered a stunning 94% reduction in carbon monoxide (CO) and an 84% reduction in non-methane organic gasses (NMOG - the pollutant that reacts with NOx to produce ozone). These levels of reduction are relative the emissions levels the vehicle produced with its own, factory equipped emission after treatment system.

After careful review and analysis of Phase 1 testing results, the ULTRATEK team concluded that the evidence confirmed their expectations. Namely, as is demonstrated in the table below (Emissions US06 Drive Cycle), that vehicles perform well and are more than in compliance with regulatory requirements when tested on the prescribed regulatory, laboratory testing cycles. However, as has been widely reported by independent researchers, these test cycles are not representative of real-world, on-road driving conditions. As is displayed in the chart below for carbon monoxide (CO) emissions, when tested under conditions that represent more aggressive, but reasonable, on-road vehicle usage, gasoline vehicles exceed their certification emissions levels.

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com

Exhibit 99.01

To put this in perspective, elevated emissions levels of criteria pollutants, much of which is attributed to vehicles, have been estimated in a 2013 study completed by the Massachusetts Institute of Technology (MIT) to cause more than 53,000 early deaths annually in the United States. Another MIT study revealed that traffic fumes contribute to the premature death of 5,000 people every year in the United Kingdom. Overall, automotive emissions are ranked among the top five contributors to poor air quality and pose a serious long term global human health risk.
As a result of these highly encouraging Phase 1 testing results which proved Ultera could offer the solution to further reducing gasoline automotive emissions, ULTRATEK raised over $10 million in additional funding - most recently valuing the automotive emissions joint venture at $58.2 million. Phase 2 testing on a broader range of vehicles commenced at AVL in September of this year and the team remains enthusiastic about the prospect of further developing the technology for automotive use.

Throughout this time, European regulators have been carefully examining vehicle testing protocols and are taking steps to incorporate more representative testing protocols. Today, passenger vehicles are evaluated inside a laboratory, on a known test cycle, with emission tests designed more than twenty years ago. New, portable emissions testing technology is poised to substantiate that these standard emissions tests (performed at a closed facility) underreport the amount of pollutants actually given off by a vehicle during daily use. In response, the European Union has mandated a new regulation called EU6c in the 2017-2020 time frame that will require all vehicles to be tested with a Portable Emission Measurement System (PEMS) to show compliance with the EU’s new Real Driving Emissions (RDE) regulation.

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com

Exhibit 99.01

Some automakers are forecasting the need for drastic measures to comply with the EU’s new RDE standards, including contemplating replacing smaller engines with larger, less fuel efficient models that have better emissions profiles. In essence, the industry may take a step backward on fuel economy in an effort to clean up their emissions. This is a poor solution when technology like Ultera can offer automakers the best of both worlds - a small engine with superior fuel economy fitted with near-zero emissions control technology. Via our ULTRATEK joint venture, Tecogen shareholders have the potential to participate in this vast potential new market and application for our Ultera technology.

Cogeneration:
Of course, emissions control is not the only thing we have been working on. Tecogen was formed in the early 1960s as the Research and Development New Business Center of Thermo Electron Corporation, which is now Thermo Fisher Scientific Inc. (NYSE: TMO). For the next 20 years, this group performed fundamental and applied research in many energy-related fields to develop new technologies.

Cogeneration is a highly efficient and ecologically beneficial method of power generation. Because waste heat is recovered from the electric power production process, the systems can achieve fuel energy utilization of up to 95% with minimal losses - a level of efficiency that directly translates into significant savings for the customer while improving electric power efficiency 2.5 fold over conventional central station power. The major fuel for running cogeneration (or combined heat and power CHP) units is natural gas, but units may also be configured to use propane, biogas, landfill gas, gas from water treatment plants or other alternative fuels for their operation.

Tecogen introduced the nation’s first packaged cogeneration module with the 1982 release of its 60-kilowatt (kW) CHP system. We have lead the efficient cogeneration industry ever since with the introduction of the first standardized natural gas engine driven chillers in 1987, the first California Rule 21-certified engine-based cogeneration module in 2002, and the first inverter-based engine-driven combined heat and power (CHP) unit in 2008.

The InVerde100e+ offers best-in-class electrical efficiency, rapid blackstart, partial load turndown, renewable integration, and may other uniquely exclusive features.

Our core cogeneration product portfolio has been continuously refined and improved - with the most recent introduction of the InVerde 100e+ and the Ilios line of gas heat pumps as notable examples of new excellence in design. The InVerde e+ takes advantage of many new technological developments including our exclusive permanent magnet generator, patented inverter, Ultera emissions control system, DC input for renewable or battery integration, and exclusively licensed CERTS microgrid technology. All of these features give the InVerde e+ a competitive advantage in the CHP space that is translating directly into new customer orders and backlog growth.

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com

Exhibit 99.01

For example, the variable speed permanent magnet generator allows the 100kW machine to turn down to as low as 10kW - permitting continued generation of base load electric power even at very low levels of demand while still maintaining fuel efficiency (other CHP systems of similar 100kW size simply must turn off when demand drops below approximately 50kW, sacrificing valuable savings opportunity). Similarly, the generator also allows the system to operate for shorter periods of time at as much as 125kW - essentially sprinting to meet peak load demand. This ‘sprint mode’ can offer valuable service to customers looking to avoid costly demand charges or use the system for backup emergency power.

With our patented UL-certified inverter, rapid blackstart (for emergency or standby power during a utility outage) capability, and CERTS microgrid software, the InVerde 100e+ not only offers fast track permitting and utility interconnection but can also disconnect from the grid and operate in ‘island-mode’ in case of emergency. With the addition of a DC input option, the e+ can seamlessly integrate a battery or renewable power source, using the inverter to condition the power supply and the CERTS microgrid software to balance demand and provide consistent power to the building. This balancing feature means power will consistently be drawn from the most cost-effective source first, preferential treatment that saves the building owner money while delivering a sustainable, robust, reliable energy solution.

The InVerde e+’s islanding feature and rapid (less than 10 seconds) blackstart allows the e+ to meet the requirements of the National Fire Protection Association’s Type 10 Emergency Power Supply Systems standard. Customers selecting the e+ can now avoid the installation of a costly emergency standby generator - the e+ can meet this need while saving customers money on their utility bills via its efficient operation throughout the year. As building resiliency gains attention for property owners, our blackstart capability and NFPA qualification is a material competitive advantage.

TTcogen:
In part because of our strong belief in the ability of cogeneration to provide a robust and environmentally friendly solution to customer’s energy requirements, for the past several years Tecogen has been actively pursuing strategic opportunities that would give us access to new product capabilities, geographies, manufacturing expertise, or engine technology. In May 2016 a number of these goals were realized with the launch of our TTcogen LLC joint venture with TEDOM a.s. Based in the Czech Republic, TEDOM’s products are recognized worldwide for their exacting technical standards, reliability, and performance. With over 600 MW of global installed capacity, TEDOM offers CHP sized from 35kW to 4MW+ that can run on natural gas, propane, biogas and other alternative fuels.

The addition of TEDOM’s products to the Tecogen portfolio quadrupled our addressable market for cogeneration technologies here in the United States - both by adding to our equipment size range and also adding other fuel capabilities. Our sales team is now able to offer smaller systems from TEDOM’s Micro series for customers who previously would have been excluded from benefitting from the savings of Tecogen’s on-site CHP - and have already demonstrated progress converting prior unsuitable sites into purchase orders. Initially, the most success has been with the Micro products, this was expected as smaller projects often take less time to develop.

The TEDOM portfolio also opens up larger projects that were at times out of reach for Tecogen. Although customers often value the redundancy offered by installing multiple CHP units to power their facilities, for some sites, selecting fewer, larger units is more sensible. These larger projects take time to develop but are an important segment of the growing on-site power industry that can be more completely addressed with the addition of the TEDOM Cento and Quanto series of equipment.

Longer term, the renewable biogas capability of the TEDOM equipment has opened up entirely new opportunities for Tecogen. As waste-to-energy mandates, like New York City’s Zero Waste initiative, become more common across the country, the market for large scale biogas CHP systems is expected to grow. Europe has had similar waste-to-energy initiatives in place for many years for a variety of organic byproducts, such as farm and municipal solid waste streams. With over 100 biogas-fueled systems in operation in Europe, using a variety of renewable gas sources, the TEDOM equipment is perfectly suited for these programs as they expand throughout the United States. TTcogen is well positioned with significant advantages to capitalize on these emerging biogas CHP applications.

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com

Exhibit 99.01

TEDOM Quanto units fueled by renewable biogas provide power and heating services to over 100 sites worldwide.

Why are these new developments important? Long term trends continue to favor distributed generation and clean energy solutions. The aging grid infrastructure has been identified as a major national security and safety concern. Rising electric rates as well as putative demand charges make our cogeneration technology more attractive than ever.

Chillers:
Take our TECOCHILL line of natural-gas engine driven chillers for example. First launched in 1987, TECOCHILL has been quietly providing reliable and affordable cooling and critical climate control services for almost 30 years. The true power of the TECOCHILL technology is evident in the summer time, when both cooling demand and electric rates are at their highest, but natural gas prices are significantly lower. By meeting a customer’s cooling needs with natural gas rather than electricity, TECOCHILL delivers stunning savings.
TECOCHILL chillers keep Kohler's Mexican facility cool, despite often unreliable electric service.

It isn’t just summer fuel switching that makes TECOCHILL equipment attractive. Increasingly, facilities managers are finding their building’s electric infrastructure to be over extended and unable to meet their full demand. Rather than paying for an expensive line upgrade, switching to natural gas powered cooling can cut a building’s electric demand and free valuable electrical capacity for other useful purpose.

Switching to gas powered cooling also means that in a blackout, TECOCHILL chillers can maintain climate control and cooling services with minimal electrical demand on standby generators - our chillers only need enough power to run the control panel. As increasing numbers of customers run into electrical capacity constraints or unreliable

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com

Exhibit 99.01

electric power supply - TECOCHILL becomes an extremely attractive, affordable alternative to traditional electric cooling.

Gas Heat Pumps:
We often field questions from investors related to the impact rising natural gas prices might have on our core business. Several years ago, this question was the cause of many sleepless nights for our seasoned engineers. From the beginning the team has understood that creating powerful, environmentally friendly technologies is not enough - these technologies must also make economic sense for the customer for them to be considered a viable alternative.
In an effort to combat the risk posed by higher natural gas prices, Tecogen formed Ilios Dynamics in 2009 to create a portfolio of ultra-high efficiency heating products. Achieving ultra-high efficiency was of paramount importance as when the cost of fuel is high, offering high value output is essential. The team was determined to create equipment that could offer property owners such a valuable return on their fuel input (via this super-efficient use of the natural gas input fuel) that they could more than justify the high fuel input price.

In 2012 the first Ilios gas heat pump was introduced. The Ilios line of high efficiency water heaters employ a number of technologies, including pulling energy from the atmosphere, which allow the machines to produce hot water with 2-3 times less fuel usage than conventional water heating equipment. When gas prices are high - having the most efficient water heater in the world saves you money and delivers meaningful value for customers.

The Ilios Air-Source High Efficiency Water Heater harnesses atmospheric energy to boost efficiency, delivering superior heating service for a fraction of the price.

An Energy Vision for the Future:
As natural gas prices fluctuate and electric rates rise, the real power of Tecogen’s best-in-class efficiency becomes even more of a competitive advantage. According to the US Energy Information Administration (EIA), in 2015 one third (33%) of US generating capacity was fueled by natural gas. As natural gas gains market share, electric prices become increasingly correlated with natural gas prices. This benefits Tecogen tremendously. By delivering fuel efficiency upwards of 90% compared to average electric utility efficiency of just 30-40%, our cogeneration equipment offers significant savings over grid power, even in a rising fuel price environment.

It’s clear the distributed generation renaissance is here and the options are plentiful. From solar PV, to wind, to fuel-cells, to micro-turbines - facilities managers are increasingly comfortable with the idea of producing energy on-site at their property. As this trend develops, we expect the most robust power systems will incorporate elements from traditional utilities, renewable sources and clean alternatives like cogeneration.

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com

Exhibit 99.01

At Tecogen we believe the true power of these technologies is harnessed by a hybrid system. Imagine a solution that anticipates a building’s demand and responds continuously - putting preference on energy from solar PV on a sunny day, slowly ramping up the power from a gas-fueled cogeneration unit as evening falls, and charging a standby battery in the middle of the night when grid power is cheap for use in periods of peak demand or in an emergency. These elegant hybrid systems not only exist today - but are affordable solutions centered around cogeneration and clean emissions control that offer savvy building managers energy savings from clean power while enhancing resiliency and reducing demand on the congested national grid. That is a vision of our energy future that we strive to deliver every day at Tecogen and for which our technologies are particularly well suited.

Here in Waltham we will continue pursuing our mission of consistently providing the most robust, efficient, and environmentally sustainable energy technologies available. We hope that as we execute on our growth plans, you - our shareholders - are able to share in our vision - and reap the rewards - of a clean energy future.

Best Regards,

45 First Avenue, Waltham, MA 02451 781-466-6400 • 781-466-6466 (fax) www.tecogen.com